February 6, 2002


JACO ELECTRONICS, INC. ("Jaco")
145 Oser Avenue
Hauppauge, NY  11788

NEXUS CUSTOM ELECTRONICS, INC. ("Nexus")
Prospect Street
Brandon, VT  05733

INTERFACE ELECTRONICS CORP. ("Interface")
124 Grove Street
Franklin, MA 02028

Gentlemen:

                  Reference is made to the Second Restated and Amended Loan and Security Agreement in effect between us as successor by merger to BNY Financial Corporation which was merged into GMAC Commercial Credit LLC ("GMAC"), as Agent and Lender, and Fleet Bank, N.A., f/k/a Natwest Bank, N.A ("Fleet") as Lender, dated September 13, 1995, as supplemented and amended from time to time, (the "Agreement"). Both GMAC and Fleet may hereinafter be referred to jointly as the "Lenders", and individually, as a "Lender". Initially capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement.

               WHEREAS, you have requested that we amend the Agreement as follows below; and

               WHEREAS, the Lenders are willing to agree to such amendments, subject to the terms and conditions hereof.

                NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

                  Effective as of December 31, 2001, the Agreement is hereby amended as follows:

               1. Section 17(d) of the Agreement shall be deleted in its entirety and replaced by the following section 17(d):

                           "17(d) Debtor shall maintain at all times, on a
                   consolidated basis, a ratio of EBIT to total interest charges due during any quarter of no less than the ratios stated below opposite each quarter calculated on rolling four quarter basis, beginning with the quarter ending 3/31/03. "EBIT" shall mean earnings before interest, taxes, extraordinary gains, and extraordinary non cash losses:

                             Quarter Ending                              Ratio

                                3/31/03                              1.0 to 1.0
                                6/30/03 (and at all times thereafter)1.5 to 1.0"

               2. Section 18(g) of the Agreement shall be deleted in its entirety and replaced by the following:

                           "The Debtors shall attain at the end of each quarter, on a consolidated basis, EBITDA for such quarter, in amounts of no less than the amounts stated opposite the fiscal quarters stated below:

                           Fiscal Quarter                  Minimum EBIDTA Amount

                           quarter ended 9/30/01                ($1,000,000)
                           quarter ended 12/31/01               ($1,100,000)
                           quarter ended 3/31/02              $       0,000
                           quarter ended 6/30/02                $   680,000
                           quarter ended 9/30/02                 $1,000,000
                           quarter ended 12/31/02
                                and any quarter thereafter       $1,200,000"

                           The Debtor hereby agrees to at all times, from the
                  date hereof, through June 30, 2002, to maintain an undrawn availability under the Agreement of an aggregate amount of at least $2,000,000.

                           By their signatures below, Jaco, Nexus and Interface
                  hereby ratify the Agreement and agree to be jointly and severally liable for all Obligations under the Agreement and agree that all of the outstanding amounts of the Loans under the Agreement, as of the date hereof, shall be valid and binding Obligations of each of them, and shall be deemed Obligations outstanding under the Agreement, and hereby agree and promise to repay to the Agent, for the benefit of the Lenders, such Obligations (including but not limited to all applicable interest) in accordance with the terms of the Agreement, but in no event, later than the Termination Date (for purposes hereof, "Termination Date" shall mean September 14, 2003, or any extended termination date, or any earlier termination date, whether by acceleration or otherwise).

                           By their signatures below, Jaco, Nexus and Interface
                  hereby ratify and affirm to the Agent that as of the date hereof, they are in full compliance with all covenants under the Agreement and certify that all representations and warranties of the Agreement are true and accurate as of the date hereof, with the same effect as if they had been made as of the date hereof.

                  Except as herein specifically amended, the Agreement shall remain in full force and effect in accordance with its original terms, except as previously amended.

                  If the foregoing accurately reflects our understanding, kindly sign the enclosed copy of this letter and return it to our office as soon as practicable.

                                           Very truly yours,
                                           GMAC COMMERCIAL CREDIT LLC,
                                           (as Agent and Lender)

                                           By: /s/ Frank Imperato
                                             -----------------------------
                                             Title: Senior Vice President

AGREED AND ACCEPTED:
JACO ELECTRONICS, INC.                      FLEET BANK, N.A.

By: /s/ Jeffrey D. Gash                      By: /s/ Alice Adelberg
 -----------------------------              -----------------------------
 Title: Chief Financial Officer              Title: Vice President

NEXUS CUSTOM ELECTRONICS, INC.              INTERFACE ELECTRONICS CORP.

By: /s/ Jeffrey D. Gash                     By: /s/ Jeffrey D. Gash
-----------------------------              -----------------------------
Title:  Chief Financial Officer              Title: Chief Financial Officer




                            RATIFICATION OF GUARANTOR

By its signature below, Jaco Overseas, Inc. hereby ratifies its guaranty of the Agreement, as such Agreement has been amended from time to time, including but not limited to a certain amendment dated June 6, 2000, (the "Amendment") and hereby agrees to be liable for all of the Obligations under the Guaranty with respect to the Agreement as amended from time to time, including but not limited to by this amendment and the Amendment, and hereby agrees that the said Guaranty shall continue to apply and remain in full force and effect with respect to the amended Agreement and hereby agrees and consents that a certain General Loan and Security Agreement dated January 20, 1989, shall continue to be in full force and effect and apply to the amended Agreement, and it further hereby agrees to make all payments of all its Obligations under the said Guaranty and General Loan and Security Agreement to GMAC Commercial Credit LLC as Agent and Lender, and to Fleet Bank, N.A. as Lender, as successors in interest to the previous Agent and Lenders respectively.

RATIFIED, ACCEPTED AND CONSENTED:
JACO OVERSEAS, INC.

By:  /s/ Jeffrey D. Gash
    ----------------------------------------
      Title: Chief Financial Officer